Exhibit 99.1

Zumiez Inc. Announces Fiscal 2009 First Quarter Results

EVERETT, Wash.--(BUSINESS WIRE)--May 21, 2009--Zumiez Inc. (NASDAQ: ZUMZ) today reported results for the first quarter ended May 2, 2009.

Total net sales for the first quarter (13 weeks) ended May 2, 2009 decreased 2.4% to $76.8 million from $78.7 million reported in the first quarter ended May 3, 2008 (13 weeks). The company posted a net loss for the quarter of $1.7 million or ($0.06) per diluted share, versus net income of $1.4 million or $0.05 per diluted share in the first quarter of the prior fiscal year. Comparable store sales for the first fiscal quarter of 2009 decreased 15.3% vs. a decrease of 0.8% for the first quarter of 2008.

“While the ongoing recession continues to pressure sales we were able to deliver first quarter results that exceeded our projections driven primarily by stronger than expected product margins,” stated Rick Brooks, Chief Executive Officer of Zumiez Inc. “Our team continues to do an excellent job managing our expenditures and inventories while at the same time working closely with our vendors to ensure that our merchandise assortments reflect current trends and provide compelling value for our target consumer. This has allowed us to head into the summer selling season with inventory levels in line with our expectations. Given the relative tough comparisons we are up against through August we remain cautious about our near-term prospects, however we believe that our unique concept and strong balance sheet have us well positioned to further expand our market share as the consumer environment improves.”

2009 Outlook

The Company is introducing guidance for the three months ending August 1, 2009 of a net loss of approximately ($0.17) to ($0.14) per diluted share. This guidance is based on an anticipated comparable store sales decline in the low-to-mid twenty percent range for the second quarter of fiscal 2009.

We intend to open approximately 36 new stores in fiscal 2009 with an opening cadence similar to fiscal 2008.

A conference call will be held today to discuss fourth quarter results and will be webcast at 5:00 p.m. ET on http://ir.zumiez.com. Participants may also dial (617)-213-4857 followed by the conference identification code of 40067517. Telephonic participants can reduce pre-call hold time by registering for the conference in advance via the following link:

https://www.theconferencingservice.com/prereg/key.process?key=PBRT9QMEE

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of May 2, 2009 we operate 358 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the company’s quarterly report on Form 10-K for the year ended January 31, 2009 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended
	May 2,		May 3,
	2009	% of Sales	2008	% of Sales
Net sales	$76,808	100.0%	$78,702	100.0%
Cost of goods sold	54,908	71.5%	54,142	68.8%
Gross profit	21,900	28.5%	24,560	31.2%

Selling, general and administrative expenses	25,338	33.0%	22,934	29.1%
Operating (loss) profit	(3,438)	(4.5%)	1,626	2.1%

Interest income, net	357	0.5%	589	0.7%
(Loss) earnings before income taxes	(3,081)	(4.0%)	2,215	2.8%

(Benefit) provision for income taxes	(1,423)	(1.8%)	853	1.1%

Net (loss) income	$(1,658)	(2.2%)	$1,362	1.7%

Basic net (loss) income per share	$(0.06)		$0.05

Diluted net (loss) income per share	$(0.06)		$0.05

Weighted average shares used in computation of (loss) earnings per share:
Basic	29,314,611		29,012,733

Diluted	29,314,611		29,352,350

ZUMIEZ INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share amounts)

	May 2,	January 31,	May 3,
	2009	2009	2008
	(Unaudited)		(Unaudited)
Assets
Current assets
Cash and cash equivalents	$20,262	$33,057	$7,622
Marketable securities	60,819	45,525	58,565
Receivables	5,917	4,555	6,315
Income tax receivable	1,879	-	-
Inventory	54,051	51,974	58,654
Prepaid expenses and other	5,972	5,614	4,815
Deferred tax assets	2,256	2,588	2,758
Total current assets	151,156	143,313	138,729

Leasehold improvements and equipment, net	75,702	73,932	71,056
Goodwill and other intangibles	13,223	13,236	13,154
Marketable securities - long-term	1,664	1,767	2,000
Deferred tax assets	1,680	1,101	1,631
Total long-term assets	92,269	90,036	87,841

Total assets	$243,425	$233,349	$226,570

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$25,472	$15,909	$33,769
Accrued payroll and payroll taxes	4,115	4,739	3,772
Income taxes payable	-	238	1,121
Current portion of deferred rent and tenant allowances	2,968	2,735	2,424
Other accrued liabilities	7,473	7,600	7,906
Total current liabilities	40,028	31,221	48,992

Long-term deferred rent and tenant allowances, less current portion	25,922	24,177	20,475

Total liabilities	65,950	55,398	69,467

Commitments and contingencies

Shareholders’ equity
Preferred stock, no par value, 20,000,000 shares authorized; none issued and outstanding	-	-	-
Common stock, no par value, 50,000,000 shares authorized; 30,116,063 shares issued and outstanding at May 2, 2009, 29,533,067 shares issued and outstanding at January 31, 2009 and 29,306,632 shares issued and outstanding at May 3, 2008.	77,072	75,789	70,739
Accumulated other comprehensive income	16	117	161
Retained earnings	100,387	102,045	86,203
Total shareholders’ equity	177,475	177,951	157,103

Total liabilities and shareholders’ equity	$243,425	$233,349	$226,570

CONTACT:
Zumiez Inc.
Trevor Lang, 425-551-1500 ext. 1564
Chief Financial Officer
or
Integrated Corporate Relations
Chad Jacobs / Brendon Frey, 203-682-8200